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                         [COOPERS & LYBRAND LETTERHEAD]

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of
Granum Series Trust

     We consent to the inclusion in Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A of Granum Series Trust -- Granum Value Fund of our report dated November 21, 1997, on our audit of the financial statements and financial highlights of the Granum Value Fund, which report is included in the Annual Report for the period ended October 31, 1997, which is also included in the Registration Statement. We also consent to the reference to our Firm under the caption, "EXPERTS" in the Statement of Additional Information and under the caption "Financial Highlights" in the Prospectus.

[SIG]

Milwaukee, Wisconsin
December 1, 1997